Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8, being filed with the Securities and Exchange Commission (the "Commission") by Onvantage, Inc. pertaining to the Onvantage, Inc. 2000 Omnibus Equity Incentive Plan, of our report dated May 4, 2000, with respect to the consolidated balance sheets of Zstar Enterprises, Inc. as of February 29, 2000 and February 28, 1999 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year ended February 29, 2000 and the period from June 17, 1998 (date of inception) to February 28, 1999, included in the Annual Report on Form 10-KSB of Zstar Enterprises, Inc. for the year ended February 29, 2000, filed with the Commission on June 2, 2000.

BINGHAM & COMPANY

/s/ Bingham & Company

Vancouver, British Columbia
December 8, 2000